EXHIBIT 9

                   C&C INVESTMENT HOLDINGS, L.P.
                    PHILLIPS POINT, EAST TOWER
                777 SOUTH FLAGLER DRIVE - SUITE 909
                 WEST PALM BEACH, FLORIDA   33401


Inversiones Macuto S.A.
c/o Osvaldo Cisneros
Edifico Pepsi
49 Avenida Transversal Principal
Los Cortijos de Lourdes
Caracas, Venezuela

Gentlemen:

        This letter agreement amends the Amended and Restated Agreement of Limited Partnership of C&C Investment Holdings, L.P., dated as April 22, 1992, between Stephen R. Cohen, a citizen of the United States (the "General Partner") and Inversiones Macuto S.A., a Panamanian corporation (the "Special Limited Partner"), as amended by the letter agreement, dated May 23, 1994, between the General Partner and the Special Limited Partner (the "Partnership Agreement"). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Partnership Agreement.

        Notwithstanding any provisions of the Partnership Agreement to the contrary, the General Partner is authorized in his sole discretion and without the prior consent of the Special Limited Partner (and without the requirement of making any capital contribution to the Partnership), in the name and on behalf of the Partnership, to take any and all actions necessary or advisable to:

        Distribute any profit or gain arising out of the sale of 1,400,000 Option Shares, net of all costs, fees and expenses relating to the exercise of the Option and the sale of such Option Shares, in accordance with the following ratios: 1,000,000/1,475,144 to the General Partner and 475,144/1,475,144 to
the Special Limited Partner.
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        The General Partner is authorized to withhold reasonable costs, fees and expenses incurred in connection with the foregoing.

        Please indicate your agreement with the foregoing on the enclosed copy of this agreement and return it to the General Partner whereupon it will constitute our agreement amending the Partnership Agreement.
                                                        Very truly yours,

                                                        /s/ Stephen R. Cohen
                                                        Stephen R. Cohen
AGREED TO AND ACCEPTED BY:
INVERSIONES MACUTO S.A.

By:     /s/ Osvaldo Cisneros
        Osvaldo Cisneros
Dated:  May 31, 1994

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